Exhibit 99.1

Intrexon Forms Energy Collaboration for Gas-to-Liquids Bioconversion

Joint Venture to Generate High-Value Oil Products from Low-Cost Natural Gas

San Carlos, Calif., March 27, 2014 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced the formation of Intrexon Energy Partners (IEP), a joint venture with a select group of external investors, to optimize and scale-up Intrexon’s gas-to-liquid (GTL) bioconversion platform for the production of fuels and lubricants. IEP’s first target product is isobutanol for gasoline blending.

Intrexon’s biocatalyst approach to GTL bioconversion reduces energy use, production costs, and waste while producing a single high value product. The Intrexon platform offers significant economic advantages over traditional conversion platforms that rely on costly thermochemical catalytic processes, such as the Fischer-Tropsch method of carbon upgrading, or depend on available plant-based feedstocks. IEP will utilize natural gas as its feedstock, which is a far less expensive carbon source than biomass or sugar-based technologies.

“As our first partnered endeavor in the Energy Sector, the formation of IEP exemplifies investor confidence in the power of our integrated synthetic biology platforms beyond our established health, food, and consumer capabilities,” said Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon. “We envision IEP building upon Intrexon’s biocatalyst platform to produce additional high-value fuels and lubricants beyond isobutanol.”

Through an Exclusive Channel Collaboration (ECC) agreement, IEP will pay Intrexon a $25 million technology access fee to leverage the Company’s synthetic biology capabilities, including the UltraVector® platform, to further enhance the performance of a target biocatalyst. In addition, IEP, in which Intrexon owns a one-half interest, will invest up to $50 million dollars in program development costs. Simultaneously, Intrexon entered into securities purchase agreements with the external investors in IEP for the private placement of 972,004 shares of common stock at a price of $25.72 per share for gross proceeds of $25 million.

“There is an established need to convert the ample supply of natural gas in North America into high-value oil products rather than to perform high-cost liquefaction for export of an inexpensive source of carbon,” said Robert F. Walsh, Senior Vice President of Intrexon’s Energy Sector. “Our synthetic biology toolbox and whole genome engineering capabilities enable Intrexon to generate a biocatalyst solution with the highest economic return – maximizing energy output using fewer resources.”

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is a leader in synthetic biology focused on collaborating with companies in Health, Food, Energy and the Environment to create biologically-based products that improve the quality of life and the health of the planet. Through the company’s proprietary UltraVector® platform, Intrexon provides its partners with industrial-scale design and development of complex biological systems. The UltraVector® platform delivers unprecedented control over the quality, function, and performance of living cells. We call our synthetic biology approach and integrated technologies Better DNA®, and we invite you to discover more at www.dna.com.

Trademarks

Intrexon, RheoSwitch Therapeutic System, UltraVector and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

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For more information contact:

Intrexon Corporate Contact

Marie L. Rossi, Ph.D.

Manager, Technical Communications

Tel. +1 (301) 556-9944

Email: PublicRelations@intrexon.com